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                                                                      EXHIBIT 11
                      Security Capital Group Incorporated
                               and Subsidiaries

      FULLY DILUTED EARNINGS PER COMMON SHARE AND COMMON EQUIVALENT SHARE

                     (in thousands, except per share data)

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
                                                                                       Years Ended December 31,
                                                                            ---------------------------------------------
                                                                                  1996             1995              1994
                                                                            ---------------------------------------------
Reconciliation of net earnings (loss) per primary earnings
 (loss) per common share and common share equivalent
 computation to amount used for fully diluted computation:
  Net earnings (loss) per Consolidated Statements                           $   24,145      $  (51,112)         $ (7,685)
    of Operations
  Add: Interest expense - convertible debt                                      93,912          78,785             9,647
                                                                            ---------------------------------------------
    Net earnings (loss), as adjusted                                        $  118,057      $   27,673          $  1,962
                                                                            =============================================
Reconciliation of weighted average number of common shares
 outstanding per primary earnings per common share
 and common equivalent share computation
 to amount used for fully diluted computation:
  Weighted average number of common shares
   outstanding per primary earnings per common share
   and common equivalent share computation                                   1,133,711         896,681           458,945
  Add: Weighted average effect of conversion of
   convertible debentures into common shares                                   764,180         618,017           210,094

      Weighted average number of common shares,                             ---------------------------------------------
        as adjusted                                                          1,897,891       1,514,698           669,039
                                                                            =============================================
Primary earnings per common share and common
share equivalent                                                            $    21.30      $   (57.00)         $ (16.74)
                                                                            =============================================
Fully diluted earnings per common share and common
share equivalent(1)                                                         $    62.20      $    18.27          $   2.93
                                                                            =============================================
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(1)Fully diluted earnings per common share and common share equivalents is not presented on the Consolidated Statements of Operations as the effect of the conversion of the convertible debt into common shares is not assumed as the effect would be anti-dilutive.